Exhibit 4.20

Shareholder Voting Rights Proxy Agreement

This Shareholder Voting Rights Proxy Agreement (this “Agreement”) is made on November 1, 2021 by and among::

1.
Shanghai Fuxi Information Technology Service Co., Ltd. , a wholly foreign-owned enterprise duly established and existing under the laws of the PRC (the uniform social credit code: 913100003216954485) having its registered address at Room 213, No. 865, 867, 869 and 877, Qiujiang Road, Jing’an District, Shanghai (“Party A”);

2.
Shanghai Four Seasons Education Investment Management Co., Ltd. (hereinafter “Party B”) , a limited liability company duly established and existing under the laws of the PRC (the uniform social credit code: 913101097989561824) having its registered address at Room 306, Suite C, No. 1505, Xinshi North Road, Hongkou District, Shanghai;

3.
Peiqing Tian, an individual (the ID Card No.: ***) having his residential address at Room 402, No. 17, Tian Lin Shi Yi Cun, Xuhui District, Shanghai (“Party C1”);

Suhua Zhu, an individual (the ID Card No.: ***) having his residential address at Room 1403, No. 1515, Changning Road, Changning District, Shanghai (“Party C2”).

(Party C1 and Party C2, collectively, “Party C”)

(The aforesaid shall be individually referred to as a “Party” or collectively referred to as the “Parties”.)

WHEREAS:

1.
Party C jointly has the ownership of 100% equity interests of Party B (“Party B’s Equity Interests”).

2.
Party A is a wholly foreign-owned enterprise registered in Shanghai, the PRC.

3.
In order to secure the performance of the VIE Agreements (as defined below) and protect Party A’s legitimate interests, Party C intends to entrust the individual or entity as designated by Party A to exercise the Entrusted Rights (as defined below) held by it in Party B, and Party A intends to designate such individual or entity to accept the entrustment.

Therefore, the Parties, through friendly negotiation, hereby agree as follows.

1.
Definition and Interpretation

Unless the context otherwise requires, in this Agreement, the following terms shall be construed as follows:

“VIE Agreements” shall mean the Exclusive Service Agreement, the Exclusive Call Option Agreement, the Shareholder Voting Rights Proxy Agreement and the Equity Pledge Agreement entered into by and among Party A, Party B and Party C, including any supplemental agreements or amendments to such agreements, and any other agreements, contracts or legal documents executed or issued by one or more Parties from time to time to ensure the performance of the aforesaid agreements, signed or accepted by Party A in writing.

“Exclusive Service Agreement” shall mean the Exclusive Service Agreement entered into by and among the Parties hereto on November 1, 2021, pursuant to which Party A shall provide relevant exclusive technological service, management consulting and other services to Party B.

“Exclusive Call Option Agreement” shall mean the Exclusive Call Option Agreement entered into by and among the Parties hereto on November 1, 2021. To the extent that the PRC laws permit and subject to relevant conditions, if Party A, at its own discretion, proposes a purchase request, Party C shall, at the request of Party A, transfer all or part of equity interests held by it in Party B to Party A and/or any other entity or individual as designated by Party A.

“Equity Pledge Agreement” shall mean the Equity Pledge Agreement entered into by and among the Parties hereto on November 1, 2021, pursuant to which Party C will pledge all equity interests held by it in Party B (i.e. Party B’s Equity Interests) to Party A as the pledged collateral for the contractual obligations and secured debts under the VIE Agreements.

“Trustor” shall mean Party C acting as the shareholder of Party B.

“Trustee” shall mean Party A or a person as designated by Party A in accordance with Clause 3 hereof who accepts the entrustment by the Trustor.

“PRC” shall mean the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

2.
Entrusted Rights
2.1.
Party C unconditionally and irrevocably undertakes that it will sign a power of attorney (the “Power of Attorney”) in the substance and form as shown in Appendix 1 hereto after the execution of this Agreement, to respectively authorize Party A or any person as designated by Party A according to Party A’s instruction (the “Trustee”) to exercise all shareholders’ rights available to it as the shareholders of Party B in accordance with Party B’s articles of association then in effect and applicable laws and regulations. Such shareholders’ rights (the “Entrusted Rights”) include without limitation:
1)
acting as the proxy of Party C to propose, convene or attend as an observer a shareholders’ meeting in accordance with Party B’s articles of association;
2)
exercising all shareholders’ rights and shareholders’ voting rights available to Party C in accordance with the PRC laws (including any law, regulation, rules, notification, interpretation or other binding document promulgated by any central or local legislative, administrative and judicial authority before or after the execution of this Agreement, the “PRC Law”) and Party B’s articles of association (including any other shareholder’s voting rights provided for in the amendments of such articles of association), including but not limited to the right to receive dividends, the right to sell, transfer, pledge or dispose of part or all of Party B’s Equity Interests; the right to decide the increase or decrease of the registered capital, merger, division and other issues; the right to amend the articles of association; the right to decide the operation guidelines and investment plans; the right to determine the financial budget and final accounts; the right to decide the allocation plan; the right to decide dissolution and liquidation; the right to designate and appoint the members of the liquidation committee; the right to approve liquidation plan and liquidation report, etc;
3)
acting as Party B’s legal representative or acting as Party B’s chairman of the board, managing director or manager and/or acting on behalf of Party C to designate, appoint or remove Party B’s legal representative (chairman of the board or managing director), directors, supervisors, chief executive officer (or managers) and other senior management members, in accordance with the provisions regarding the way in which the legal representative is appointed in Party B’s articles of association;
4)
executing documents (including the minutes of the shareholders’ meetings) and the documents filed with relevant company registry;
5)
acting on behalf of Party B’s registered shareholders to exercise voting rights at the time of Party B’s bankruptcy, liquidation, dissolution or termination;
6)
the allocation right in respect of the remaining assets after Party B’s bankruptcy, liquidation, dissolution or termination; and
7)
deciding matters in connection with the delivery or registration of Party B’s relevant documents to or with the governmental authorities.

2.2.
Without prejudice to the generality of the powers granted under this Agreement, Party A shall have the power and authority hereunder to act on behalf of Party C to execute the transfer contract as agreed and defined in the Exclusive Call Option Agreement (when Party C is required to be a party to such contract), and perform the provisions of the Equity Pledge Agreement and the Exclusive Call Option Agreement executed by Party C as a party thereto on the same date on which this Agreement is executed.

2.3.
Party C hereby undertakes that, in case of Party B’s bankruptcy, liquidation, dissolution or termination, all assets obtained by Party C after Party B’s bankruptcy, liquidation, dissolution or termination (including Party B’s Equity Interests) shall be transferred to Party A free of charge or at the minimum price as permitted by the PRC Law then in effect, or the then liquidator shall dispose of all of Party B’s assets, including the equity interests, for the purpose of protecting the interests of Party A’s direct or indirect shareholders and/or creditors.

2.4.
The Trustee and/or Party A exercises the Entrusted Rights as if Party C exercises the shareholders’ rights. When Party A issues a written notice to Party C to replace the Trustee, Party C shall immediately instruct the other entity or individual as designated by Party A then to exercise the aforesaid Entrusted Rights, and sign a Power of Attorney in the substance and form as shown in Appendix 1 hereto. Once such new Power of Attorney is signed, it shall replace the original Power of Attorney. Meanwhile, Party C shall also announce or clarify that the original Power of Attorney has been abolished by notifying relevant persons or in other publicity form. In addition, Party C shall not revoke the entrustment and authorization granted to the Trustee and/or Party A.

2.5.
Party C shall confirm and acknowledge, and assume relevant legal liabilities in respect of, any legal consequence arising from the exercise of the aforesaid Entrusted Rights by the Trustee and/or Party A.

2.6.
All acts performed by the Trustee and/or Party A in respect of Party B’s Equity Interests and/or the exercise of the Entrusted Rights by the Trustee and/or Party A shall be deemed as acts performed by Party C itself, and all documents executed by the Trustee and/or Party A shall be deemed as executed by Party C. The Trustee and/or Party A may perform the aforesaid acts at its own discretion without seeking Party C’s prior consent, provided that after the Party B’s resolution or the proposal to hold Party B’s extraordinary general meeting has been made, the Trustee and/or Party A shall immediately notify Party C. Party C hereby acknowledges and approves such acts done and/or documents executed by the Trustee and/Party A.

2.7.
During the term of this Agreement, Party C hereby waives all rights that have been granted to Party A and/or the Trustee hereunder and are related to Party B’s Equity Interests, and shall not exercise such rights on its own.

2.8.
If Party C deceases, loses the capacity for civil conduct or suffers other incidents that may affect Party C’s exercise of rights related to Party B’s Equity Interests held by it, each of the successors of Party C or the then shareholders or assignees of Party B’s Equity Interests shall be deemed as a party to this Agreement to succeed/assume all rights and obligations of Party C under this Agreement (as amended and restated).

3.
Access to Information
3.1.
For the purpose of performing the Entrusted Rights under this Agreement, Party A and/or the Trustee shall have the right to know various information related to, among others, Party B’s corporate operation, business, clients, financial affairs and employees, and shall have the access to Party B’s relevant materials. Party B shall provide sufficient assistance in respect of this.

4.
Exercise of Entrusted Rights
4.1.
Party C shall provide sufficient assistance in connection with the exercise by the Trustee and/or Party A of the Entrusted Rights, including, when necessary (for example, in order to meet the requirements to submit documents as required for the approval by, registration or filing with, governmental authorities, or the requirements of laws and regulations, regulatory documents, the articles of association, or instructions or order of other governmental authorities), immediately executing relevant legal documents, including but not limited to a resolution of Party B’s shareholders’ meeting made by the Trustee and/or Party A, or a power of attorney which specifies the specific scope of authorization (if any of relevant laws and regulations or articles of association or other regulatory documents requires).

4.2.
Party C irrevocably agrees that when Party A proposes a written request in respect of the exercise of the Entrusted Rights, Party C shall take actions in accordance with the written request within three (3) days after the receipt of such written request, in order to satisfy Party A’s request to exercise the Entrusted Rights.

4.3.
If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights under this Agreement cannot be realized for any reason (other than Party B or Party C’s breach), the Parties shall immediately seek an alternative plan which comes as close as possible to the clauses that are unable to be realized, and execute a supplementary agreement to amend or adjust relevant clauses of this Agreement when necessary, in order to ensure the purpose of this Agreement can be realized.

5.
Exemption from Liabilities and Compensation
5.1.
The Parties acknowledge that, in no event, Party A shall be required to assume any liabilities, or make any economic or other compensations, to other Parties or any third party in respect of the exercise of the Entrusted Rights under this Agreement by it and/or its designated Trustee.

5.2.
Party C agrees to indemnify and hold harmless Party A against all losses incurred or possibly incurred by it arising from the exercise of the Entrusted Rights by it and/or its designated Trustee, including but not limited to any losses arising out of the litigation, recovery, arbitration or claim brought by any third party against it or the administrative investigation or punishment made by governmental authorities, provided that if the losses are caused by willful misconduct or gross negligence of Party A and/or the Trustee, it shall not be indemnified.

6.
Representations and Warranties
6.1.
Party C hereby represents and warrants that:
1)
It has full and independent legal status and legal capacity, has obtained proper authorization to execute, deliver and perform this Agreement, and can act as a party in litigation independently.
2)
It has full power and authorization to execute and deliver this Agreement and any other documents to be executed by it in connection with the transaction under this Agreement, and it has full power and authorization to complete the transaction under this Agreement. This Agreement is legally and properly executed and delivered by it. This Agreement constitutes the legal and binding obligation of it and is enforceable against it in accordance with the clauses hereof.
3)
It is Party B’s legal shareholder registered with the administration for industry and commerce and recorded on the register of shareholders when this Agreement comes into force. Other than the rights set forth in this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement, no other third party rights exist over the Entrusted Rights. In accordance with this Agreement, Party A and/or the Trustee may fully and sufficiently exercise the Entrusted Rights pursuant to Party B’s articles of association then in effect.
4)
Its execution and performance of this Agreement will not violate any PRC Law and regulation, court judgment or arbitral award, or any decision, approval or license made by any administrative authority, or any agreement to which it is a party or by which it is bound, or any of its articles of association, regulations and rules or other constitutional documents (as applicable), nor result in any suspension, revocation or confiscation of, or inability to renew upon the expiration, any governmental authorities’ approval or license which is applicable to it.
5)
There is no existing but pending litigation, arbitration or other judicial or administrative proceedings which may affect Party B’s ability to perform its obligations under this Agreement, and to the knowledge of Party C, nobody threatens to take such actions.

6.2.
Each of Party A and Party B hereby represents and warrants that:
1)
It is a limited liability company duly registered and validly existing in accordance with the laws of the place where it is registered, having independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can act as a party in litigation independently.
2)
It has full corporate internal power and authorization to execute and deliver this Agreement and any other documents to be executed by it in connection with the transaction under this Agreement, and it has full power and authorization to complete the transaction under this Agreement.
3)
Its execution and performance of this Agreement will not violate any PRC Law and regulation, court judgment or arbitral award, or any decision, approval or license made by any administrative authority, or any agreement to which it is a party or by which it is bound, or any of its articles of association, regulations and rules or other constitutional documents, nor result in any suspension, revocation or confiscation of, or inability to renew upon the expiration, any governmental authorities’ approval or license which is applicable to it.
4)
There is no existing but pending litigation, arbitration or other judicial or administrative proceedings which may affect Party B’s ability to perform its obligations under this Agreement, and, to the knowledge of Party A and Party B, nobody threatens to take such actions.
5)
Party C is Party B’s legal shareholder registered with the administration for industry and commerce and recorded on the register of shareholders when this Agreement comes into force. Other than the rights set forth in this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement, no other third party rights exist over the Entrusted Rights. In accordance with this Agreement, Party A and/or the Trustee may fully and sufficiently exercise the Entrusted Rights pursuant to Party B’s articles of association then in effect.

7.
Transfer

Party A has the right to re-authorize or transfer this Agreement and/or its rights in connection with this Agreement to any other person or entity at its own discretion, without notifying Party B or Party C in advance or obtaining Party B or Party C’s consent.

8.
Amendment to this Agreement
8.1.
Upon the unanimous agreement of the Parties hereto and the approval by the shareholders (meeting) of Party A, the Parties hereto may make amendments or supplements to this Agreement and take all necessary steps and actions, at their cost, to make such amendments or supplements legal and effective.

8.2.
If any stock exchange or other regulatory authority propose any amendment to this Agreement, or any change of relevant listing rules or relevant requirements is applicable to this Agreement,

the Parties shall make amendments to this Agreement accordingly.

9.
Term of this Agreement

This Agreement shall come into force as of the date of execution or affixing seals by the Parties and shall be automatically terminated when Party A and/or the person designated by Party A has fully exercised its rights to purchase all equity interests held by Party C in Party B in accordance with the Exclusive Call Option Agreement. Once Party A notifies Party C in writing to fully or partially terminate this Agreement or change the Trustee, Party C shall immediately revoke the entrustment and authorization granted to Party A and the Trustee hereunder, and shall, as instructed by Party A in writing, immediately sign a Power of Attorney in the same form of the Power of Attorney as Appendix 1 hereto to grant the same authorization and entrustment hereunder to the other person or entity designated by Party A.

10.
Default
10.1.
The Parties agree and acknowledge that if a Party (the “Defaulting Party”) violates any provision under this Agreement or fails or delays to perform any obligation under this Agreement, it constitutes a default under this Agreement (a “Default”) and any of other non-defaulting Parties (the “Non-defaulting Parties”) has the right to require the Defaulting Party to make rectifications or adopt remedial measures within a reasonable period. If the Defaulting Party fails to make rectifications or adopt remedial measures within the reasonable period or ten (10) days after the other Party issues a written notice to the Defaulting Party requesting to make rectifications, then
1)
in case that Party B or Party C is the Defaulting Party, Party A has the right to unilaterally terminate this Agreement and require the Defaulting Party to assume compensation for damages;
2)
in case that Party A is the Defaulting Party, the Non-defaulting Parties shall exempt Party A from assuming compensation for damages and, unless otherwise required by law, the Non-defaulting Parties shall, in no event, have the right to terminate or rescind this Agreement.

10.2.
Notwithstanding other provisions in this Agreement, the validity of this Clause 10 shall not be affected by the termination of this Agreement.

10.3.
If Party B is liable to other Parties hereto and/or any third party due to its performance of the rights and obligations under the VIE Agreements, after Party B has made compensations, Party A has the right to recover from Party C in respect of such compensations.

11.
Confidentiality Obligations

The Parties acknowledge that any oral or written information exchanged by them in respect of this Agreement shall be confidential information. Each of the Parties shall keep all of such information confidential and shall not disclose any relevant information to any third party without the other Parties written consents, except for: (a) the information that has been known by the public (not through the disclosure by the receiving Party of such information); or (b) the information that is required to be disclosed pursuant to applicable laws or rules or regulations of any stock exchange; or (c) the information that is required to be disclosed by any Party to its legal counsel or financial advisor in respect of the transaction under this Agreement, which legal counsel or financial advisor shall be bound by the confidentiality obligations similar to the obligations in this Clause. Any disclosure of any confidential information made by the staff members or agencies hired by any Party shall be deemed as the disclosure of such confidential information made by such Party, and such Party shall assume legal liabilities for breach of this Agreement. This Clause shall survive the termination of this Agreement regardless of the reason causing such termination.

12.
Force Majeure

12.1.
If a Party is unable to perform its obligations under this Agreement due to a force majeure event, such obligations under this Agreement shall be exempted to the extent that they are affected by the force majeure. For the purpose of this Agreement, a force majeure event only includes natural disasters, storm, tornado and other acts of nature, strikes, lockout/shutdown or other industrial issues, wars, riots, conspiracy, hostility, terrorist activities or acts of violence by criminal organizations, blockade, severe diseases or epidemic, earthquake or other crustal movements, flood and other natural disasters, bomb explosion or other explosions, fire, accidents or governmental activities which make such Party unable to perform this Agreement.

12.2.
In case of a force majeure event, the Party being affected by the force majeure event shall use its efforts to mitigate and eliminate the consequences of the force majeure event, and shall be liable for performing the delayed and impeded obligations under this Agreement. The Parties agree to use their best efforts to continue to perform this Agreement after the end of the force majeure event.

12.3.
If there is a possibility that a force majeure event may occur, as a result of which the performance of this Agreement will be delayed or impeded or will be threatened to be delayed or impeded, relevant Party shall immediately notify the other Parties in writing and provide all relevant materials.

13.
Change in Circumstances
13.1.
As a supplement and without prejudice to other provisions of the VIE Agreements, if any promulgation of or any amendment to any PRC Laws, regulations or rules, or any change of the interpretation or application of such laws, regulations and rules, or any change of relevant registration procedures at any time makes Party A believe that the maintenance of the validity of this Agreement or the acceptance of the entrustment to exercise its rights in the manner as provided for in this Agreement will become illegal or violate such laws, regulations or rules, the trustor shall, as instructed by Party A in writing and as reasonably requested by Party A, immediately take any action and/or execute any agreement or other document in order to:
1)
maintain the validity of this Agreement; and/or
2)
realize the intent and purpose of this Agreement in the manner as provided for in this Agreement or in another manner.

14.
Miscellaneous
14.1.
The execution, validity, interpretation, performance, revision and termination of this Agreement and dispute settlement in respect hereof shall be governed by the PRC Law.

14.2.
Any dispute, controversy or claim arising from, or in connection with, this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. Such negotiation shall start immediately after one Party to the dispute has delivered to other Parties a written notice for requesting negotiation, in which notice the specific dispute or claims shall be specified. If such dispute fails to be settled within thirty (30) days of the delivery of the said notice, either Party shall have the right to submit such dispute to arbitration. The Parties agree to submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The place of the arbitration shall be Shanghai. The arbitral award shall be final and legally binding on the Parties. The arbitration commission shall have the right, in respect of Party B or Party B’s equity interests, property interests or other assets, to award to indemnify or compensate Party A against the losses suffered by Party A due to the breach by other Parties hereto, or issue relevant injunctive (for the purpose of operation of business or compulsory transfer of assets), or award to dissolve and liquidate Party B. After the arbitral award becomes effective, any Party has the right to apply to the competent court for enforcing the arbitral award.

14.3.
Any right, power and remedy granted to a Party under any provisions of this Agreement shall not preclude any other right, power or remedy available to such Party pursuant to laws and other provisions under this Agreement, and the exercise by a Party of its rights, powers and remedies shall not preclude the exercise by such Party of its other rights, powers and remedies.

14.4.
No failure or delay by a Party in exercising any of its rights, powers and remedies pursuant to this Agreement or laws (“Such Party’s Rights”) shall be construed as a waiver of Such Party’s Rights, and no single or partial waiver of Such Party’s Rights shall preclude the exercise by such Party of such rights in other way and the exercise of other Such Party’s Rights.

14.5.
The headings to Clauses of this Agreement are inserted for index only, and in no event shall be used for, or affect, the interpretation of the provisions of this Agreement.

14.6.
Each provision of this Agreement is severable and distinct from the others and, if any one or more provision hereof becomes invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected.

14.7.
This Agreement shall be binding upon the legitimate successors and assignees of the Parties.

14.8.
This Agreement is drawn up in Chinese in four originals. Each of the Parties shall hold one counterpart. The counterparts shall have the same legal effect.

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(There is no text on this page which is the signature page

of the Shareholder Voting Rights Proxy Agreement.)

Peiqing Tian

Signature: /s/ Peiqing Tian

(There is no text on this page which is the signature page

of the Shareholder Voting Rights Proxy Agreement.)

Suhua Zhu

Signature: /s/ Suhua Zhu

(There is no text on this page which is the signature page

of the Shareholder Voting Rights Proxy Agreement.)

Shanghai Fuxi Information Technology Service Co., Ltd. [Company Seal Affixed]

(There is no text on this page which is the signature page

of the Shareholder Voting Rights Proxy Agreement.)

Shanghai Four Seasons Education Investment Management Co., Ltd. [Company Seal Affixed]